UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 28, 2020

KeyCorp

(Exact name of registrant as specified in charter)

001-11302

(Commission File Number)

Ohio	34-6542451
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

127 Public Square

Cleveland, Ohio 44114-1306

(Address of principal executive offices and zip code)

(216) 689-6300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17

CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, $1 par value	KEY	New York Stock Exchange
Depositary Shares (each representing a 1/40th interest in a share of Fixed-to-Floating Rate Perpetual Non-Cumulative Preferred Stock, Series E)	KEY PrI	New York Stock Exchange
Depositary Shares (each representing a 1/40th interest in a share of Fixed Rate Perpetual Non-Cumulative Preferred Stock, Series F)	KEY PrJ	New York Stock Exchange
Depositary Shares (each representing a 1/40th interest in a share of Fixed Rate Perpetual Non-Cumulative Preferred Stock, Series G)	KEY PrK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 1, 2020, Beth E. Mooney retired from KeyCorp (the “Company”) as Chief Executive Officer and Chairman. The Company’s Board of Directors appointed Christopher M. Gorman as Chief Executive Officer and Chairman effective that same day.

Mr. Gorman, 59, was appointed President and Chief Operating Officer of KeyCorp in September 2019. Prior to that, he served as President of Banking and Vice Chairman of the Company starting in 2017. From 2016 to 2017, he served as Merger Integration Executive responsible for leading the integration efforts related to the Company’s merger with First Niagara Financial Group. Prior to that, Mr. Gorman was the President of Key Corporate Bank from 2010 to 2016. He previously served as a KeyCorp Senior Executive Vice President and head of Key National Banking during 2010. Mr. Gorman was an Executive Vice President of KeyCorp from 2002 to 2010 and also served as President of KeyBanc Capital Markets from 2003 to 2010.

On April 28, 2020, in connection with his promotion to Chief Executive Officer, the Compensation and Organization Committee of the Company’s Board of Directors approved an increase in Mr. Gorman’s base salary, effective May 1, 2020, to $1,000,000 and an increase to his short-term incentive target to $2,000,000 and long-term incentive target to $4,500,000. Mr. Gorman will continue to be provided with executive benefits consistent with those provided to the Company’s other executive officers, including a periodic executive physical, tax and financial planning, as well as executive security that includes access to a car and trained driver when conducting business on behalf of or representing Key. Additional information about KeyCorp’s executive compensation program can be found in its 2020 Proxy Statement.

There is no arrangement or understanding with any person pursuant to which Mr. Gorman was appointed as Chief Executive Officer and Chairman. There are no family relationships between Mr. Gorman and any director or executive officer of the Company, and he is not a party to any transaction requiring disclosure under Item 404(a) of Regulation S-K.

In connection with Ms. Mooney’s retirement and in recognition of her performance in 2020, including with respect to the successful transition of the role of Chief Executive Officer to Mr. Gorman, on April 28, 2020, the Compensation and Organization Committee approved payment of a pro-rata portion of Ms. Mooney’s target 2020 incentives through May 1, 2020. This payment consists of (i) $833,000 in cash; and (ii) $2,100,000 in restricted stock units, which will continue to vest ratably over the next four years following Ms. Mooney’s retirement. In light of recent unprecedented market volatility, the number of restricted stock units granted on May 1, 2020 was calculated based on a 120-day average of the KeyCorp share price through April 30, 2020. For specified periods following her retirement, Ms. Mooney also will remain eligible for payment of or reimbursement for the following benefits that she previously received during her tenure as Chief Executive Officer: an executive physical through December 31, 2020; tax and financial planning services through December 31, 2023; and access to an administrative assistant and IT support through December 31, 2025. The Company also will continue to provide Ms. Mooney with executive security services following her retirement when Ms. Mooney is representing the Company or attending an event on the Company’s behalf at the Company’s request (or as such services otherwise may be reasonably necessary). The foregoing payment and benefits are set forth in more detail in the Letter Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

10.1	Letter Agreement with Beth Mooney, dated May 1, 2020

104	Cover Page Interactive Data File (embedded within in the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KEYCORP

Date: May 1, 2020	/s/ Craig T. Beazer
By: Craig T. Beazer
General Counsel and Secretary